Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Andrew Samuel (717) 724-2800

Tower Bancorp, Inc. Announces Pricing of $50 Million Common Stock Offering

HARRISBURG, Pa. — August 28, 2009 – Tower Bancorp, Inc. (NASDAQ: TOBC) announced today that it has priced a public offering of 1,968,509 shares of its common stock, including 99,350 shares offered by certain officers and directors of the Company, at $26.75 per share. Raymond James & Associates, Inc. is serving as lead book-running manager of the offering with Keefe, Bruyette & Woods, Inc. and Stifel, Nicolaus & Company, Inc. serving as co-managers. The Company has granted the underwriters a 30-day option to purchase up to an additional 280,374 shares, representing 15% of the total number of shares to be sold by the Company in the offering, to cover over-allotments, if any.

The Company estimates that net proceeds to the Company from the offering will be approximately $47.5 million after deducting underwriting commissions (or approximately $54.6 million if the underwriters exercise their over-allotment option in full), but before deductions for other transaction expenses. The Company intends to use the net proceeds from the offering for general corporate purposes, including contribution to the capital of its bank subsidiary to support the bank subsidiary’s lending and investing activities; repayment of its debt; supporting or funding acquisitions of other institutions or branches if opportunities for such transactions become available; and other permitted activities. The Company will not receive any proceeds from the sale of securities by the selling securityholders in the offering.

The Company expects to close the sale of the shares of common stock on September 2, 2009, subject to customary closing conditions.

The shares will be issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) as part of the Company’s existing effective shelf registration statement on Form S-3 (File No. 333-161272). The offering will be made only by means of a prospectus and the related prospectus supplement. Prospective investors should read the prospectus, the prospectus supplement and other documents the Company has filed or will file with the SEC for more complete information about the Company and the offering. Investors may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the prospectus and the related prospectus supplement may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, FL 33716 or by telephone at (727) 567-2400.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 25 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank. With total assets of approximately $1.3 billion, Tower Bancorp’s unparalleled competitive advantage is its more than 300 employees and a strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com. Information on Tower Bancorp’s website does not constitute any part of nor is any such information incorporated by reference in the prospectus or prospectus supplement.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements are valid only as of the date hereof and Tower Bancorp, Inc. disclaims any obligation to update this information.

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